Exhibit 99.8

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER OF

JIANGBO PHARMACEUTICALS, INC.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Jiangbo Pharmaceuticals, Inc. (the “Company”) shall consist of a minimum of two (2) directors, each of which shall meet the independence requirements and standards established from time to time by the Securities and Exchange Commission (the “SEC”) and any such securities exchange on which the Company’s securities are listed or quoted for trading.  The Nominating Committee shall meet at least once a year.

The purpose of the Nominating Committee shall be to assist the Board in identifying qualified individuals to become board members, in determining the composition of the Board and in monitoring a process established to assess Board effectiveness.

In furtherance of this purpose, the Nominating Committee shall have the following authority and responsibilities:

1.	Make recommendations to the Board regarding the size and composition of the Board, establish procedures for the nomination process and screen and recommend candidates for election to the Board.

2.	To review with the Board from time to time the appropriate skills and characteristics required of Board members.

3.	To establish and administer a periodic assessment procedure relating to the performance of the Board as a whole and its individual members.

4.	Make recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing corporate governance guidelines to be adopted by the Board.

The Nominating Committee shall have the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.

The Nominating Committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as it may deem appropriate in its sole discretion. The Nominating Committee shall have sole authority to approve related fees and retention terms.

The Nominating Committee shall report its actions and recommendations to the Board after each committee meeting.

Adopted: February 27, 2010